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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                               Contact:  Bill Ballas
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                                                              (804) 754-2714
                                                              ballas1@erols.com


                       COMMONWEALTH BIOTECHNOLOGIES, INC.
                             SETTLES PATENT DISPUTE

RICHMOND, VA (May 8, 2001) - Commonwealth Biotechnologies, Inc. (NASDAQ small cap exchange: CBTE) announced that it has settled its pending patent dispute with Applied Biosystems, and that both parties have agreed to dismiss their claims against the other party.

Under the settlement agreement, Applied Biosystems will receive a license to use products utilizing CBI's patented DNA lane tracking technology for automated DNA sequencing. Other terms of the settlement agreement are confidential.

"We are very pleased to have reached this agreement with Applied Biosystems," said Thomas R. Reynolds, Senior Vice President of CBI and one of the inventors. "To have a company like Applied Biosystems marketing this technology is a strong statement as to its value as a DNA sequencing tool."

In March, Commonwealth announced record revenues and growth for Fiscal Year 2000. The company reported that its revenues were up 70% from $2,565,132 during 1999 to $4,366,959 for 2000. Both the percentages of revenue growth and total revenues are records for the company.

Founded in 1992, CBI is located in Gateway Centre, 601 Biotech Drive, Richmond, Virginia 23235 (1-800-735-9224). CBI occupied this 32,000 square foot facility in December 1998 and currently employs a staff of 48 including twelve doctoral scientists. CBI provides comprehensive research and development services to more than 1,900 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.
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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company's filings with the Securities and Exchange
Commission.   Readers are cautioned not to place undo reliance on these forward-
looking statements, which speak only as the date hereof. Among the factors that could cause the actual results to differ materially from those projected are the following: business conditions and the general economy, the development and implementation of the company's long-term business goals, the federal, state, and local regulatory environment; and lock of demand for the company's services. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by the Company with Securities and Exchange Commission, including Forms 8-K, 10-QSB, and 10-KSB. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.